Filed Pursuant to Rule 424(b)(5)

Registration No. 333-238803

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated March 25, 2022

and Prospectus dated November 12, 2020)

Up to $2,600,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus supplement, dated March 25, 2022 (the “Prior Prospectus Supplement”), filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-238803), relating to the offer and sale of up to $3,700,000 of shares of our common stock, $0.01 par value per share, pursuant to the Controlled Equity Offering℠ Sales Agreement (the “Sales Agreement”) we previously entered into with Cantor Fitzgerald & Co. and Canaccord Genuity LLC (each an “Agent” and together, the “Agents”). This prospectus supplement is registering the offer and sales of up to $2,600,000 of shares of our common stock. This prospectus supplement should be read in conjunction with the Prior Prospectus Supplement and accompanying prospectus thereto, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus Supplement and accompanying prospectus. This prospectus supplement is not complete without and may only be delivered or utilized in connection with, the Prior Prospectus Supplement and accompanying prospectus and any future amendments or supplements thereto.

As of the date of this prospectus supplement, we are subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prior Prospectus Supplement are a part. After giving effect to these limitations and the current public float of our common stock, we currently may offer and sell shares of our common stock having aggregate offering price of up to $2,672,372 under the Sales Agreement. If our public float increases such that we may sell additional amounts under the Sales Agreement and the registration statement of which this prospectus supplement and the Prior Prospectus Supplement are a part, we will file another prospectus supplement prior to making additional sales.

We have previously sold $13.3 million of common stock pursuant to the Sales Agreement.

Our common stock is listed on the NYSE American under the symbol “PZG.” The last reported sale price of our common stock on August 14, 2023 was $0.31 per share.

As of August 3, 2023, the aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $15,387,544 based on 55,788,677 shares of outstanding common stock, of which 42,743,178 were held by non-affiliates, and a per share price of $0.36, the closing sale price of our common stock on the NYSE American on June 16, 2023. We have sold $2,459,854 of securities, represented by 7,426,845 shares of common stock, pursuant to General Instruction I.B.6 of Form S-3 during the 12-month period that ends on and includes the date of this prospectus supplement. In no event will we sell securities in public primary offerings on Form S-3 with a value exceeding more than one-third of our public float in any 12 calendar month period so long as our public float remains below $75 million.

Investing in our common stock involves risks. See the “Risk Factors” on page S-9 of the Prior Prospectus Supplement and under similar headings in other documents that are incorporated by reference into this prospectus supplement and the Prior Prospectus Supplement for a discussion of the factors you should consider before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prior Prospectus Supplement and accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cantor	Canaccord Genuity

The date of this prospectus supplement is August 15, 2023.